Form 8-K/A

Exhibit 23.01

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-62724, 333-67424 and 333-105497) and Form S-8 (Nos. 333-88543, 333-95713, 333-35738, 333-44768, 333-61218, 333-63900, 333-67730, 333-86324, 333-102771, 333-105498, 333-113856, 333-123377, 333-132490, 333-141370, 333-151188, 333-158676, 333-166338, 333-168405 and 333-170093) of Silicon Image, Inc., of our report dated April 28, 2011, with respect to the consolidated financial statements of SiBEAM, Inc. included in the Current Report on Form 8-K/A of Silicon Image, Inc.

/s/ Ernst & Young LLP

San Jose, California
May 3, 2011